Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HUNTSMAN CORPORATION

The name of the corporation is “Huntsman Corporation” (the “Corporation”).

The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on October 19, 2004.

This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) has been declared advisable by the board of directors of the Corporation (the “Board”), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

The text of the certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I
NAME

The name of the Corporation is “Huntsman Corporation.”

ARTICLE II
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III
PURPOSE

The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV
CAPITAL STOCK

Section 4.1            Authorized Capital Stock.  The Corporation shall be authorized to issue 1,300,000,000 shares of capital stock, consisting of two classes: 1,200,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 100,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

                Section 4.2.           Preferred Stock.  The authorized shares of Preferred Stock may be issued in one or more series. Subject to any provision made in this Article IV fixing and determining the designations, powers, rights and preferences of any series of Preferred Stock, the Board is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time the number of shares to be included in any series and the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of all shares of such series, all of which shall be stated in a resolution or resolutions providing for the issuance of such Preferred Stock (a “Preferred Stock Designation”).

Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of any Preferred Stock Designation, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL. Except as otherwise provided by law or by a Preferred Stock Designation, the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

Section 4.3.           Common Stock.  The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all proposals on which the holders of Common Stock are entitled to vote. Except as otherwise provided by law or by any Preferred Stock Designation, the holders of Common Stock shall have the exclusive right to vote for the members of the Board (the “Directors”) and for all other purposes. Holders of Common Stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by the Board out of funds legally available for that purpose.

Section 4.4.           Registered Owners.  The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V
THE BOARD

Section 5.1.           Number, Election and Terms of Directors.

(a)           The number of Directors that constitute the entire Board shall be fixed from time to time by a majority of the total number of authorized Directors, whether or not there exists any vacancy in previously authorized directorships; provided, however, that the number of Directors that constitute the entire Board shall be not less than three nor more than fifteen; and

(b)           Subject to the rights of any Preferred Stock as set forth in a Preferred Stock Designation:

(i)            until the election of Directors at the 2015 annual meeting of stockholders, pursuant to Section 141(d) of the DGCL, the Directors (other than those Directors elected by the holders of any series of Preferred Stock pursuant to a Preferred Stock Designation (the “Preferred Stock Directors”)) shall be divided into three classes, Class I, Class II and Class III, which shall be as equal in number as possible, with the Directors in Class I having a term expiring at the 2015 annual meeting of stockholders, the Directors in Class II having a term expiring at the 2016 annual meeting and the Directors in Class III having a term expiring at the 2017 annual meeting of stockholders;

(ii)           commencing with the election of Directors at the 2015 annual meeting of stockholders, pursuant to Section 141(d) of the DGCL, the Directors (other than the Preferred Stock Directors) shall be divided into two classes, Class I and Class II, with the Directors in Class I having a term expiring at the 2016 annual meeting of stockholders and the Directors in Class II having a term expiring at the 2017 annual meeting of stockholders.  The successors of the Directors who, immediately prior to the 2015 annual meeting of stockholders, were members of Class I (and whose terms expire at the 2015 annual meeting of stockholders) shall be elected to Class I; the Directors who, immediately prior to the 2015 annual meeting of stockholders, were members of Class II and whose terms were scheduled to expire at the 2016 annual meeting of stockholders shall become members of Class I; and the Directors who, immediately prior to the 2015 annual meeting of stockholders, were members of Class III and whose terms were scheduled to expire at the 2017 annual meeting of stockholders shall become members of Class II with a term expiring at the 2017 annual meeting of stockholders;

(iii)          commencing with the election of Directors at the 2016 annual meeting of stockholders, pursuant to Section 141(d) of the DGCL, the Directors (other than the Preferred Stock Directors) shall be members of a single class, Class I, with all Directors of such class having a term expiring at the 2017 annual meeting of stockholders.  The successors of the Directors who, immediately prior to the 2016 annual meeting of stockholders, were members of Class I (and whose terms expire at the 2016 annual meeting of stockholders) shall be elected to Class I for a term that expires at the 2017 annual meeting of stockholders, and the Directors who, immediately prior to the 2016 annual meeting of stockholders, were members of Class II and whose terms were scheduled to expire at the 2017 annual meeting of stockholders shall become members of Class I with a term expiring at the 2017 annual meeting of stockholders; and

(iv)          from and after the election of Directors at the 2017 annual meeting of stockholders, the Board shall cease to be classified as provided in Section 141(d) of the DGCL, and the Directors elected at the 2017 annual meeting of stockholders (and each annual meeting of stockholders thereafter) shall be elected for a term expiring at the next annual meeting of stockholders and may be removed with or without cause.

(c)           Other than with respect to Preferred Stock Directors, in no case will a decrease in the number of directors shorten the term of any incumbent Director. Each Director shall hold office until the annual meeting of stockholders at which such Director’s term expires and, the foregoing notwithstanding, shall serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

(d)           Election of Directors need not be by written ballot unless the Bylaws of the Corporation (the “Bylaws”) shall so provide.

Section 5.2.           Removal Of Directors.  Until the election of directors at the 2017 annual meeting of stockholders, no Director, other than Preferred Stock Directors, shall be removed from office as a Director by vote or other action of the stockholders or otherwise except for cause, and then only by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of Directors, voting together as a single class.

Section 5.3.           Vacancies.  Subject to any requirements of law to the contrary, other than with respect to Preferred Stock Directors, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation or removal shall only be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board. Until the election of directors at the 2017 annual meeting of stockholders, any Director elected in accordance with the first sentence of this Section 5.3 shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been elected and qualified or until his or her earlier death, resignation or removal. From and after the 2017 annual meeting of stockholders, any Director elected in accordance with the first sentence of this Section 5.3 shall hold office until the first meeting of the stockholders held after such Director’s appointment for the purpose of electing directors and until such Director’s successor shall have been elected and qualified or until his or her earlier death, resignation or removal.

Section 5.4.           Preferred Stock Directors.  During any period when the holders of any series of Preferred Stock have the right to elect additional directors pursuant to the provisions of a Preferred Stock Designation, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total authorized number of Directors of the Corporation shall automatically be reduced accordingly.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the Board.

ARTICLE VII
AMENDMENT OF CERTIFICATE OF INCORPORATION

Except as otherwise provided in this Certificate of Incorporation or the Bylaws or by applicable law, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and, except as set forth in Article IX, all rights, preferences and privileges of whatever nature conferred upon stockholders, Directors or any other person by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE VIII
STOCKHOLDER ACTION BY WRITTEN CONSENT

Any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders except as permitted by a Preferred Stock Designation with respect to the rights of a series of Preferred Stock.

ARTICLE IX
LIMITED LIABILITY OF DIRECTORS

A Director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except, if and to the extent required by the DGCL, as amended from time to time, for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the Director derived an improper personal benefit. Neither the amendment nor repeal of this Article IX shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment or repeal.

IN WITNESS WHEREOF, Huntsman Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Executive Vice President, General Counsel and Secretary this 8th day of May, 2014.

/s/ David M. Stryker

David M. Stryker
Executive Vice President, General Counsel and
Secretary